Putnam Global Equity Fund, as of April 30, 2015, semi annual shareholder report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A	4,720
Class M	12

72DD2 (000s omitted)

Class R	5
Class R5	0
Class R6	99
Class Y	268

73A1

Class A	0.075
Class M	0.013

73A2

Class R	0.048
Class R5	0.116
Class R6	0.129
Class Y	0.108

74U1	(000s omitted)

Class A	61,554
Class B	1,310
Class C	1,421
Class M	923


74U2	(000s omitted)

Class R	107
Class R5	1
Class R6	901
Class Y	2,494

74V1

Class A	13.53
Class B	12.15
Class C	12.79
Class M	12.96

74V2

Class R	13.39
Class R5	14.02
Class R6	14.01
Class Y	13.97

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.